Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the use, in the registration statement on Form SB-2 of Bodisen Biotech, Inc., of our report dated March 1, 2005 on our audits of the consolidated financial statements of Bodisen Biotech, Inc. as of December 31, 2004, and the consolidated results of its operations and cash flows for the two years then ended, and our report dated February 5, 2004 on our audits of the consolidated financial statements of Bodisen International Inc., and subsidiary as of December 31, 2003 and 2002 and for the years then ended and the reference to us under the caption "Experts."



Kabani & Company, Inc.
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Kabani & Company, Inc.
Huntington Beach, California

August 9, 2005